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                                   REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES              EXHIBIT 11
                                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                                      UNAUDITED
                                        (In thousands except per share data)

                                                             Nine Months Ended        Three Months Ended
                                                                 September 30,            September 30,
                                                            ------------------------  -----------------------
                                                                1999         1998        1999         1998
                                                            -----------   ----------  ----------   ----------
Basic earnings (loss):
   Net income (loss)                                          $ 316,097    $ 143,652   $ 126,469    $ (92,659)
   Less preferred stock dividends                               (19,324)     (19,701)     (6,593)      (6,529)
   Less dividends on restricted stock plan shares                  (747)      (2,424)       (173)        (674)
                                                            -----------   ----------  ----------   ----------
   Net income (loss) applicable to common stock - basic       $ 296,026    $ 121,527   $ 119,703    $ (99,862)
                                                             ==========   ==========  ==========   ==========

Average common shares outstanding - excluding restricted
   stock plan shares                                            102,727      104,522     102,331      103,985
                                                             ==========   ==========  ==========   ==========

Basic earnings (loss) per common share                           $ 2.88       $ 1.16      $ 1.17      $ (0.96)
                                                             ==========   ==========  ==========   ==========

Diluted earnings (loss):
   Net income (loss) applicable to common stock -basic        $ 296,026    $ 121,527   $ 119,703    $ (99,862)
   Dividend adjustment on restricted stock plan
     shares to reflect shares assumed issued                        571        1,321         114          438
                                                             ----------   ----------   ---------   ----------
   Net income (loss) applicable to common stock - diluted     $ 296,597    $ 122,848   $ 119,817    $ (99,424)
                                                             ==========   ==========  ==========   ==========

Shares:
   Average common shares outstanding - excluding
     restricted stock plan shares                               102,727      104,522     102,331      103,985
   Net shares assumed issued under compensation stock             1,604        1,797       1,652            -
   Shares assumed issued on exercise of stock options                47           77          23            -
                                                             ----------   ----------  ----------   ----------

Average common shares outstanding                               104,378      106,396     104,006      103,985
                                                             ==========   ==========  ==========   ==========

Diluted earnings (loss) per common share                         $ 2.84       $ 1.15      $ 1.15      $ (0.96)
                                                             ==========   ==========  ==========   ==========

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